United States Lime & Minerals, Inc. – News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
RECORD THIRD QUARTER 2006 RESULTS
     Dallas, Texas, October 30, 2006 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported record third quarter and first nine months 2006 results: Revenues increased to $31,708,000 from $20,064,000 (as restated) in the prior year comparable quarter, an increase of $11,644,000, or 58.0%. Revenues from the Company’s lime and limestone operations increased $10,419,000, or 51.9%, in the third quarter 2006 compared to the comparable 2005 quarter, including $4,279,000 of revenues from the Company’s St. Clair (Oklahoma) operations acquired at the end of 2005. For the nine months ended September 30, 2006, revenues increased to $91,939,000 from $61,211,000 for the comparable 2005 period, an increase of $30,728,000, or 50.2%. Revenues from the Company’s lime and limestone operations increased $27,815,000, or 45.4%, in the first nine months 2006 compared to the comparable 2005 period, including $13,338,000 of revenues from the St. Clair operations. Revenues from the Company’s natural gas interests totaled $1,225,000 and $2,913,000 in the third quarter and first nine months 2006, respectively.
     The Company reported net income of $3,906,000 ($0.61 per share diluted) in the third quarter 2006, compared to net income of $1,943,000 ($0.31 per share diluted) in the third quarter 2005, an increase of $1,963,000, or 101.0%. For the first nine months 2006, the Company’s net income before cumulative effect of change in accounting principle increased to $11,096,000 ($1.77 per share diluted), compared to net income of $6,347,000 ($1.05 per share diluted) for the comparable 2005 period, an increase of $4,749,000, or 74.8%. Net income for the first nine months 2006 included a reduction of $550,000 ($0.09 per share diluted) for the cumulative effect of change in accounting principle, reflecting the write off of deferred stripping costs ($740,000, less $190,000 income tax benefit), as now required by EITF Issue No. 04-6. After giving effect to this change in accounting principle, the Company reported net income of $10,546,000 ($1.68 per share diluted) for the first nine months 2006, compared to net income of $6,347,000 ($1.05 per share diluted) for the first nine months 2005, an increase of $4,199,000, or 66.2%. The Company recognized stock-based compensation expense related to stock options in accordance with SFAS 123(R) of $48,000 ($35,000, or $0.01 per share diluted, net of income tax benefit) in the third quarter 2006 and $265,000 ($192,000, $0.03 per share diluted, net of income tax benefit) in the first nine months 2006.
     The Company’s gross profit was $7,864,000 for the third quarter 2006, compared to $5,281,000 for the comparable 2005 quarter, an increase of $2,583,000, or 48.9%. For the first nine months 2006, gross profit was $22,660,000, compared to $15,434,000 for the comparable 2005 period, an increase of $7,226,000, or 46.8%. Included in gross profit for the third quarter and first nine months 2006 were $863,000 and $2,183,000, respectively, from the Company’s natural gas interests and $492,000 and $1,430,000, respectively, from the St. Clair operations. The increases in revenues and gross profit from lime and limestone operations were primarily due to average price increases for the Company’s products of approximately 6.5% and 7.8% in the third quarter and first nine months 2006, respectively, compared to the comparable 2005 periods, and increased sales volumes from the Company’s Arkansas plant, as well as the revenues and gross profit from the St. Clair operations. These improvements were partially offset by increased fuel, electricity and transportation costs and increased depreciation, depletion and amortization, primarily resulting from the Company’s acquisitions and expanded business operations.
     The Company’s natural gas revenues and gross profit were from its 20% royalty and 20% working interests, resulting in a 36% interest in revenues, in six gas wells drilled pursuant to the Company’s oil and gas lease covering its Johnson County, Texas property, which is located in the Barnett Shale Formation. The fifth and sixth wells began production in mid-August 2006. The Company is participating in three additional wells, two of which are expected to be completed in the fourth quarter 2006. Under the lease agreement, the operator is required to continually develop the leased properties. The Company currently intends to participate in additional wells expected to be drilled in 2007 and thereafter, but cannot predict the number that will be drilled or their results. Production volumes for the Company’s 36% revenue interests in the third quarter 2006 increased approximately 23.4% to approximately 190,000 MCF, compared to approximately 154,000 MCF in the second quarter 2006. The Company received average prices per MCF of approximately $6.34 in the third quarter 2006, compared to approximately $7.03 per MCF in the second quarter 2006.
     Interest expense in the third quarter 2006 decreased to $735,000 from $1,554,000 in the third quarter 2005, a decrease of $819,000, or 52.7%. Interest expense in the first nine months 2006 decreased to $2,352,000 from $3,560,000 in the first nine months 2005, a decrease of $1,208,000, or 33.9%. The decrease in interest expense in the 2006 periods primarily resulted from the elimination of the Company’s warrant share put liability (which accounted for $364,000 and $798,000 of interest expense in the third quarter and first nine months 2005, respectively) and the prepayment of the $7,000,000 then-remaining principal balance of the subordinated notes in August 2005, resulting in a $280,000 prepayment penalty and the expensing of approximately $164,000 of unamortized prepaid financing costs, and $92,000 of unaccreted debt discount in the 2005 periods. Approximately $327,000 and $576,000 of interest was capitalized in the third quarter and first nine months 2006, respectively, as part of the construction of the third kiln at the Company’s Arkansas facilities, while no interest was capitalized in the comparable 2005 periods.
     “Although there are reports that steel inventories are increasing, lime demand from our steel customers remained strong during the third quarter,” said Timothy W. Byrne, President and Chief Executive Officer. “In the third quarter 2006, we experienced a decline in demand for pulverized limestone that is continuing into the fourth quarter due to decreased demand from our roof shingle customers,” Mr. Byrne added. “The third kiln in Arkansas is substantially complete and is expected to begin production in early November, while construction of certain ancillary structures should be completed by year end.”
     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products supplying primarily the construction, steel, municipal sanitation and water treatment, paper, chemical, roof shingle, agriculture and glass industries. The Company serves markets in the Southwestern and South-Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport and U.S. Lime Company – St. Clair. The Company also owns natural gas interests pursuant to an oil and gas lease on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		As Restated (1)		As Restated (1)
INCOME STATEMENTS

Revenues
Lime and limestone operations	$30,483	$20,064	$89,026	$61,211
Natural gas interests	1,225	—	2,913	—

Total	$31,708	$20,064	$91,939	$61,211

Gross profit	$7,864	$5,281	$22,660	$15,434
Operating profit	$6,124	$3,938	$17,447	$11,378

Interest expense	735	1,554	2,352	3,560
Other (income), net	(104)	(61)	(195)	(164)
Income tax expense	1,587	502	4,194	1,635

Net income before cumulative effect of change in accounting principle	$3,906	$1,943	$11,096	$6,347

Cumulative effect of change in accounting principle, net of $190 income tax benefit (2)	—	—	(550)	—
Net Income	$3,906	$1,943	$10,546	$6,347

Net income per share of common stock:

Basic before cumulative effect of change in accounting principle	$0.63	$0.33	$1.81	$1.08
Cumulative effect of change in accounting principle	—	—	(0.09)	—

	$0.63	$0.33	$1.72	$1.08

Diluted before cumulative effect of change in accounting principle	$0.61	$0.31	$1.77	$1.05
Cumulative effect of change in accounting principle	—	—	(0.09)	—

	$0.61	$0.31	$1.68	$1.05

Weighted average shares outstanding:
Basic	6,185	5,966	6,141	5,901
Diluted	6,314	6,101	6,282	6,023

	September 30,	December 31,
	2006	2005
BALANCE SHEETS
Assets:
Current assets	$24,510	$21,994
Property, plant and equipment, net	123,939	99,301
Deferred tax assets, net	—	290
Other assets, net	1,534	1,439

Total assets	$149,983	$123,024

Liabilities and Stockholders’ Equity:
Current liabilities	$18,267	$11,455
Debt, excluding current installments	58,343	51,667
Deferred tax liabilities, net	1,407	—
Other liabilities	1,928	1,681
Stockholders’ equity	70,038	58,221

Total liabilities and stockholders’ equity	$149,983	$123,024

(1)	Lime and limestone revenues for the three and nine months ended September 30, 2005 have been restated to include $4,160,000 and $12,717,000, respectively of external freight billed to customers with related costs included in costs of revenues, resulting in no change in gross profit, operating profit or net income.

(2)	Reflects the write-off, as now required by EITF Issue No. 04-6, of $740,000 of deferred stripping costs that were being carried as capitalized other assets on the Company’s balance sheet.
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